Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. NAMES KEN SEIPEL AS

PRESIDENT AND CHIEF OPERATING OFFICER

FOOTHILL RANCH, CA, March 21, 2011 — The Wet Seal, Inc. (Nasdaq: WTSLA) (“the Company”), a leading specialty retailer to young women, announced today it has entered into an employment contract with Ken Seipel to serve as its new president and chief operating officer through March 28, 2014. Reporting directly to CEO Susan P. McGalla, Mr. Seipel will assume his position on March 28, 2011.

Mr. Seipel joins the Company after serving most recently as the president and chief merchandise/marketing officer of Pamida Discount Stores LLC, a regional general merchandise discount retailer with 200 stores and $800 million in annual revenue. Previously, Mr. Seipel served as executive vice president of stores, operations and store design for the Old Navy division of Gap, Inc. Mr. Seipel also held various merchandising and operations management roles earlier in his career with Target Corporation, Shopko Stores, Inc. and J. C. Penney Company, Inc.

“Ken’s industry expertise and credentials, combined with his operational excellence, are an ideal fit for Wet Seal’s next phase of growth in the teen and young contemporary market,” said Ms. McGalla. “I am thrilled to welcome Ken to the team and look forward to partnering with him as we continue to build upon the strong foundation and success at Wet Seal today.”

In this role, Mr. Seipel will oversee the Company’s store operations, information technology, real estate, construction, and merchandise planning and allocation functions.

“I am very excited to join Wet Seal,” added Mr. Seipel. “The Company has tremendous growth potential and financial strength, and I look forward to working with Susan and the rest of the Wet Seal team to drive even greater success.”

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of February 26, 2011, the Company operated a total of 533 stores in 47 states and Puerto Rico, including 450 Wet Seal stores and 83 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.